                                                                     Exhibit 3.1
                                                                     -----------

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           CONVERGENT NETWORKS, INC.

     Convergent Networks, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Corporation filed its original Certificate of Incorporation with the Secretary of the State of Delaware on May 6, 1998 under the name Tiger Networks Corporation. This Certificate of Amendment was amended by a Certificate of Amendment of Certificate of Incorporation filed on July 14, 1998, a Certificate of Amendment of Certificate of Incorporation filed on July 14, 1998, a Certificate of Amendment of Certificate of Incorporation filed on August 6, 1998, a Certificate of Amendment of Certificate of Incorporation filed on March 17, 1999, a Certificate of Amendment of Certificate of Incorporation filed on July 1, 1999, a Certificate of Amendment of Certificate of Incorporation filed on December 17, 1999, a Certificate of Amendment of Certificate of Incorporation filed on April 3, 2000, a Certificate of Amendment of Certificate of Incorporation filed on July 28, 2000 and a Certificate of Amendment of Certificate of Incorporation filed on September 20, 2000.

2. At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 245 of the General Corporation Law of the State of Delaware, setting forth a Restated Certificate of Incorporation of the Corporation and declaring said Restated Certificate of Incorporation advisable. This Restated Certificate of Incorporation only restates and integrates, and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between the provisions contained therein and the provisions contained in this Restated Certificate of Incorporation. The resolution setting forth the Restated Certificate of Incorporation is as follows:

     RESOLVED: That the Certificate of Incorporation of the Corporation, as amended to date, be and hereby is restated in its entirety so that the same shall read as follows:

     FIRST:    The name of the Corporation is:  Convergent Networks, Inc.

     SECOND:   Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is THE CORPORATION TRUST COMPANY.

     THIRD:    The nature of the business or purposes of the Corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH:   The total number of shares of all classes of stock which the
Corporation shall have authority to issue is (i) 400,000,000 shares of Common Stock, $0.00001 par value per share ("Common Share") and (ii) 22,600,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.   COMMON STOCK.
     ------------

     1.   General. The voting, dividend and liquidation rights of the holders of
          -------
the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

     2.   Voting. The holders of the Common Stock are entitled to one vote for
          ------
each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

          The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

     3.   Dividends. Dividends may be declared and paid on the Common Stock from
          ---------
funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

     4.   Liquidation.  Upon the dissolution or liquidation of the Corporation,
          -----------
whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.   PREFERRED STOCK.
     ---------------

     Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges in liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C.   CONVERTIBLE PREFERRED STOCK.
     ---------------------------

     7,000,000 shares of the authorized Preferred Stock of the Corporation are designated Series A Convertible Preferred Stock (the "Series A Preferred Stock"). 4,200,000 shares of the authorized Preferred Stock of the Corporation are designated Series B Convertible Preferred Stock (the "Series B Preferred Stock"). 6,500,000 shares of the authorized Preferred Stock of the Corporation are designated Series C Convertible Preferred Stock (the "Series C Preferred Stock"). 4,900,000 shares of the authorized Preferred Stock of the Corporation are designated Series D Convertible Preferred Stock (the "Series D Preferred Stock"). The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are referred to collectively as the Convertible Preferred Stock and shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

     1. Dividends. The Corporation shall not declare or pay any cash on shares of Common Stock until the holders of the Convertible Preferred Stock then outstanding shall have first received, or simultaneously receive, a distribution on each outstanding share of Convertible Preferred Stock, in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such share of Convertible Preferred Stock is then convertible.

     2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, by reason of their ownership thereof, an amount per share equal to $1.00, in the case of the Series A Preferred Stock, $2.39, in the case of the Series B Preferred Stock, $6.47, in the case of the Series C Preferred Stock, and $16.35, in the case of the Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid thereon (the "Liquidation Amount"). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Convertible Preferred Stock the full amount to which they shall be entitled, the holders of shares of Convertible Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (b) After the payment of all preferential amounts required to be paid to the holders of Convertible Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock then outstanding shall share ratably in the distribution of the remaining assets and funds of the Corporation in proportion to the number of shares of Common Stock held by them or issuable upon conversion of shares of Convertible Preferred Stock held by them (the "Participation Amount"); provided, however, that if, on an as converted basis, the holders of the Series C Preferred Stock would receive more than $12.94 per share as their Participation Amount, then such holders of Series C Preferred Stock shall not be entitled to receive their Liquidation Amount and shall only be able to receive their Participation Amount on an as converted basis, and provided further, however, that if, on an as converted basis, the holders of the Series D Preferred Stock would receive more than $32.70 per share as their Participation Amount, then such holders of Series D Preferred Stock shall not be entitled to receive their Liquidation Amount and shall only be able to receive their Participation Amount on an as converted basis.

          (c) Any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 66 2/3% by voting power of the capital stock of the surviving corporation), or the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above. The amount deemed distributed to the holders of Convertible Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors.

     3.   Voting.

          (a) Each holder of outstanding shares of Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Convertible Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as required by law or by the provisions of Subsection 3(b) or Section 7 below or by the provisions establishing any other series of Preferred Stock, holders of Convertible Preferred

Stock and of any other outstanding series of stock shall vote together with the holders of Common Stock as a single class.

          (b) The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two members of the Board of Directors, and the holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Convertible Preferred Stock), exclusively and as a separate class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the purpose of electing directors by holders of the Series A Preferred Stock. A vacancy in any directorship filled by the holders of Series A Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series A Preferred Stock or by any remaining director or directors elected by the holders of Series A Preferred Stock pursuant to this Subsection 3(b). The rights of the holders of the Series A Preferred Stock under this Subsection 3(b) shall terminate on the first date on which there are issued and outstanding less than 1,750,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares).

          (c) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

     4. Optional Conversion. The holders of the Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Right");

          (a) Right to Convert. Each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00, in the case of the Series A Preferred Stock, $2.39, in the case of the Series B Preferred Stock, $6.47 in the case of the Series C Preferred Stock, and $16.35 in the case of the Series D Preferred Stock, by the Applicable Conversion Price (as defined below) in effect at the time of conversion. The "Applicable Conversion Price" shall initially be $0.50, in the case of the Series A Preferred Stock, $2.39, in the case of the Series B Preferred Stock, $6.47 in the case of the Series C Preferred Stock, and $16.35 the case of the Series D Preferred Stock, each of which reflects all adjustments based on events on or prior to September 19, 2000. Such Applicable Conversion Price, and the rate at which shares of Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

     In the event of a notice of redemption of any shares of Convertible Preferred Stock pursuant to Section 6 hereof, the Conversion Right of the shares designated for redemption shall terminate at the close of business on the fifth full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Right for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Right shall terminate at the close of business on the first day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Convertible Preferred Stock.

          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Applicable Conversion Price.

          (c)   Mechanics of Conversion.
               -----------------------

               (i) In order for a holder of Convertible Preferred Stock to convert shares of Convertible Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible Preferred Stock, at the office of the transfer agent for the Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for share of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notices by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Convertible Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

               (ii) The Corporation shall at all times when the Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred Stock. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.

               (iii) Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

               (iv) All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

               (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (d)  Adjustments to Applicable Conversion Price for Diluting Issues:

               (i) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

                    (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                    (B) "Original Issue Date" shall mean the date on which a share of the applicable series of Convertible Preferred Stock was first issued.

                    (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                    (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                         (I) upon conversion of any Convertible Securities outstanding on the Original Issue Date, or upon exercise of any Options outstanding on the Original Issue Date;

                         (II) as a dividend or distribution on Convertible Preferred Stock;

                         (III) by reason of a dividend, stock split, split-up or
                               other distribution on shares of Common Stock that is covered by Subsections 4(e) or 4(f) below; or

                         (IV) to employees or directors of, or consultants to, the Corporation pursuant to a stock option, restricted stock or other plan or arrangement approved by the Board of Directors, in such amounts only as approved by the Board of Directors or the Compensation Committee of the Board of Directors.

          (ii) No Adjustments of Applicable Conversion Price. No adjustment in the number of shares of Common Stock into which the Convertible Preferred Stock is convertible shall be made, by adjustment in the Applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 67% of the then outstanding shares of the applicable series of Convertible Preferred Stock (on an as converted basis), agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

          (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

     If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (A) No further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

               (C) Upon the expiration or termination of any unexercised Option, the Applicable Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Applicable Conversion Price;

               (D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion, or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Applicable Conversion Price then in effect shall forthwith be readjusted to such Applicable Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

               (E) No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

          (iv) Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock.

     In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a stock split or combination as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Applicable Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such

Applicable Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the Applicable Conversion Price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

          (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (A)  Cash and Property.  Such consideration shall:

                    (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                    (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

               (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                         (x)  the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         (y)  the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then the Applicable Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

     (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Applicable Conversion Price for the Convertible Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price for the Convertible Preferred Stock then in effect by a fraction:

          (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

          (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

     provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price for the Convertible Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price for the Convertible Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Common Stock on the date of such event.

          (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provisions shall be made so that the holders of the Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Convertible Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Convertible Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Common Stock on the date of such event.

          (h) Adjustment for Reclassification Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

          (i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(c)), each share of Convertible Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Convertible Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustments (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Convertible Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock.

          (j) No Impairments. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Right of the holders of the Convertible Preferred Stock against impairment.

          (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this
Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Convertible Preferred Stock.

          (l)  Notice of Record Date.  In the event:

               (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

               (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

               (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or if any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

               (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

     then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Convertible Preferred Stock, and shall cause to be mailed to the holders of the Convertible Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                    (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                    (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

     5.   Mandatory Conversion.

          (a) Upon the earlier of (i) the closing of the sale of shares of Common Stock, at a price of at least $20.44 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm commitment underwritten public offering of the Corporation's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation and any selling stockholders, or (ii) the written election of the holders of at least 67% of the then outstanding shares of Series A Preferred Stock (on an as converted basis) and the Series B Preferred Stock (on an as converted basis), with respect to the Series A Preferred Stock and the Series B Preferred Stock, the written election of the holders of at least 75% of the then outstanding shares of Series C Preferred Stock (on an as converted basis), with respect to the Series C Preferred Stock, and the written election of the holders of at least 67% of the then outstanding shares of Series D Preferred Stock (on an as converted basis), with respect to the Series D Preferred Stock, (A) each outstanding share of such series of Convertible Preferred Stock shall automatically be converted into such number of shares of Common Stock as are then issuable upon conversion thereof pursuant to the provisions of Section 4, and (B) the number of authorized shares of such series of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock or Series D Preferred Stock, as the case may be, and all provisions included under the caption "Convertible Preferred Stock", and all references to such series of Preferred Stock, shall be deleted and shall be of no further force or effect.

          (b) All holders of record of shares of Convertible Preferred Stock shall be given written notice of the date on which an automatic conversion will occur pursuant to Section 5(a) (the "Mandatory Conversion Date") and the place designated for mandatory conversion of all such shares of Convertible Preferred Stock. Such notice need not be given in advance of the occurrence of a Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Convertible Preferred Stock at such holder's address last shown on the records of the transfer agent for the Convertible Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all rights with respect to the Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Convertible Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          (c) All certificates evidencing shares of Convertible Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

     6.   Redemption.

          (a) The Corporation will, subject to the conditions set forth below, on July 1, 2004, July 1, 2005 and July 1, 2006 (each, a "Mandatory Redemption Date"), upon receipt not less than 30 nor more than 120 days prior to the applicable Mandatory Redemption Date of written request(s) for redemption from holders of at least a majority of the shares of Convertible Preferred Stock (on an as converted basis) then outstanding (a "Redemption Request"), redeem from each requesting holder of shares of Convertible Preferred Stock then outstanding, at a per share price equal to, in the case of the Series A Preferred Stock, $1.00 plus an amount equal to 8% thereon per annum from the Original Issue Date to the applicable Mandatory Redemption Date, in the case of the Series B Preferred Stock, $2.39 plus an amount equal to 8% thereon per annum from the Original Issue Date to the applicable Mandatory Redemption Date, in the case of the Series C Preferred Stock, $6.47 plus an amount equal to 8% thereon per annum from the Original Issue Date to the applicable Mandatory Redemption Date, and in the case of the Series D Preferred Stock, $16.35 plus an amount equal to 8% thereon per annum from the Original Issue Date to the applicable Mandatory Redemption Date (the "Mandatory Redemption Price"), the following respective portions of the number of shares of Convertible Preferred Stock held by such requesting holder set forth opposite the applicable Mandatory Redemption
Date:

                            Portion of Shares of
     Mandatory          Convertible Preferred Stock
  Redemption Date              To be Redeemed
  ---------------          --------------------

     July 1, 2004                   33 1/3%
     July 1, 2005                     50%
     July 1, 2006            All Shares then held

          (b) If the funds of the Corporation legally available for redemption of Convertible Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of Convertible Preferred Stock required under this Section 6 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of Convertible Preferred Stock ratably on the basis of the number of shares of Convertible Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Convertible Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem, to the extent of the available funds, the balance of the shares which the Corporation was theretofore obligated to redeem.

          (c) Unless there shall have been a failure to pay the Mandatory Redemption Price with respect to shares of Convertible Preferred Stock requested to be redeemed on a Mandatory Redemption Date, on such Mandatory Redemption Date all rights of the holder of such shares as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Mandatory Redemption Date be deemed to be outstanding.

          (d) Any Convertible Preferred Stock redeemed pursuant to this Section 6 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

     7.   Negative Covenants.

          (a) So long as at least 1,750,000 shares of Series A Preferred Stock, 1,100,000 shares of Series B Preferred Stock, 1,500,000 shares of Series C Preferred Stock or 1,225,000 shares of Series D Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the holders of at least 67% of the then outstanding shares of Convertible Preferred Stock, acting as a single class (on an as converted basis):

               (i) Authorize any class or series of stock having preference or priority over, or on a parity with, the Convertible Preferred Stock as to dividends or liquidation;

               (ii)   Amend the Corporation's Certificate of Incorporation;

               (iii) Declare or pay any dividends on Common Stock other than dividends payable solely in Common Stock;

               (iv) Repurchase shares of Common Stock at a price greater than the price at which they were originally issued;

               (v)    Liquidate or wind-up the Corporation;

               (vi) Make any loan or advance to any person, including without limitation, any employee or director of the Corporation or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

               (vii) (A) Merge with or into or consolidate with any other corporation; (B) sell, lease, or otherwise dispose of all or substantially all, or a Significant Portion (as defined below), of its properties or assets, or (C) acquire all or substantially all of the properties or assets of any other corporation or entity (except for consideration of less than 20% of the Corporation's consolidated net worth as of the end of the prior fiscal quarter). For the purposes of this Certificate of Incorporation, "Significant Portion" shall mean properties or assets with a fair market value equal to more than 35% of the book value of the Corporation's total properties or assets as of the end of the most recent fiscal quarter;

               (viii) Incur indebtedness for borrowed money in excess of $150,000, unless such amount is approved by the Board of Directors; or

               (ix) Increase the number of directors of the Corporation to more than six.

                  [Remainder of page intentionally left blank]

     FIFTH:    [Intentionally omitted]

     SIXTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

          A. The board of directors of the corporation is expressly authorized to adopt, amend, or repeal the by-laws of the corporation.

          B. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

          C. The books of the corporation may be kept at such place within or without the State of Delaware as the by-laws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

     SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH:   The corporation hereby elects in this original certificate of incorporation not to be governed by Section 203 of the General Corporation Law of Delaware.

     NINTH:    Except as stated in Article Tenth of this certificate of
incorporation, the corporation reserves the right to amend or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

     TENTH:    No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect or the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its President this ___ day of September, 2000.


                              CONVERGENT NETWORKS, INC.


                              By:
                                  --------------------------------
                                  John C. Thibault, President